News Release Berry Petroleum Company Phone (661) 616-3900 5201 Truxtun Avenue, Suite 300 E-mail: ir@bry.com Bakersfield, California 93309-0640 Internet: www.bry.com
Contacts: Robert F. Heinemann, President and CEO - - Ralph J. Goehring, Executive Vice President and CFO

BERRY PETROLEUM’S SECOND QUARTER EARNINGS RISE 35%

Bakersfield, CA - August 9, 2006 - Berry Petroleum Company (NYSE:BRY) earned $34.2 million, or $.76 per diluted share, for the second quarter of 2006, up 35% from net income of $25.3 million, or $.56 per diluted share, in the second quarter of 2005, adjusted for the two-for-one stock split effective May 17, 2006. Revenues were $123 million and discretionary cash flow was $65.9 million in the second quarter of 2006. The Company’s production averaged 24,768 barrels of oil equivalent per day (BOE/D), an increase of 9% over a year ago and up 6% from the first quarter of 2006. The average realized sales price of $49.75 per BOE was up 27% from the $39.32 per BOE achieved in the second quarter of 2005. Berry recorded, on a pre-tax basis, $1.6 million in dry hole charges and a $5.6 million non-cash gain related to the Company’s natural gas derivative position in the second quarter of 2006. The Company drilled 155 gross (97.6 net) wells during the second quarter of 2006, realizing a gross success rate of 99 percent, according to Robert F. Heinemann, president and chief executive officer.

For the six months ending June 30, 2006, Berry’s net income was $57.5 million, or $1.28 per diluted share, up 20% from net income of $47.8 million, or $1.06 per diluted share, for the six months ending June 30, 2005. Revenues were $241 million in the first six months of 2006, up 33% from $181 million in the first six months of 2005.  Berry’s 2006 year-to-date results include, on a pre-tax basis, $6.8 million in dry hole charges and $.7 million in non-cash gains related to the Company’s natural gas derivative position. The Company drilled 251 gross (162.9 net) wells during the first six months of 2006, realizing a gross success rate of 98 percent.

Mr. Heinemann stated, “In the first half of 2006 we have established a very significant position in the Piceance Basin that will enable Berry to grow its production at a double digit rate for several years. We completed our second Piceance transaction for 2006 in the second quarter wherein we will have a 95% working interest and be the operator in 4,300 gross acres in North Parachute Ranch. We estimate we now hold approximately 850 billion cubic feet of proved plus probable gas reserves in this basin with acquisition costs of approximately $300 million. We will begin to execute an efficient and timely development plan of our acreage and should average three drilling rigs on this project in the third quarter (targeting 7 net wells) and four rigs in the fourth quarter (targeting 12 net wells).

“We are on track to achieve another very strong year financially for Berry while we continue to change the asset base of the Company. While we averaged 24,118 BOE/D in the first six months of 2006, a Company record, our rate of production increase has lagged behind our targets. We are currently increasing our production and expect to average over 26,500 BOE/D in the second half of the year.

“Our focus for the second half of the year is the drilling of our Piceance acreage to add production and reserves, determining the commerciality and performance of our emerging diatomite project, expanding the appraisal of our very significant Lake Canyon acreage and developing its necessary infrastructure, and accelerating three new steamfloods to increase our California production. We have begun a 50-well expansion of the diatomite project and expect our steam to oil ratio to continue its decline which will improve the economics of the project. We have permitted several wells at Lake Canyon and will begin drilling the next six wells in the third quarter, and our Piceance rate of development continues to ramp up. We are very active in all areas of our business and believe that our efforts will add significant value to Berry as we complete our development plans.”

Ralph J. Goehring, executive vice president and chief financial officer, said, “Our discretionary cash flow in the second quarter of 2006 was a record $65.9 million, an increase of 19% compared to $55.5 million in the first quarter of 2006. For the first six months of 2006, our discretionary cash flow was also a record $121.4 million, an increase of 54% over the comparable 2005 period (see Explanation and Reconciliation of Non-GAAP Financial Measures.) Our strong financial position, earnings and cash flow are allowing us to invest nearly $500 million in our business (through acquisitions and capital expenditures) in 2006 to significantly expand and develop our resource base. Clearly, our level of activity is increasing as we grow, and our future looks very bright with our multiple areas of growth.”

Second Quarter Production Summary
Average Daily Production
	Three Months Ended
Oil and Gas	6/30/06%		3/31/06%		6/30/05%

Heavy Oil Production (Bbl/D)	15,532	63	15,407	66	15,733	69
Light Oil Production (Bbl/D)	4,061	16	3,303	14	3,253	14
Total Oil Production (Bbl/D)	19,593	79	18,710	80	18,986	83
Natural Gas Production (Mcf/D)	31,047	21	28,507	20	22,090	17
Total (BOE/D)	24,768	100	23,461	100	22,668	100

Explanation and Reconciliation of Non-GAAP Financial Measures:
Discretionary cash flow is net cash provided by operating activities before the net increase or decrease in current assets and current liabilities. This number is presented because of its acceptance as an indicator of an oil and gas exploration and production company's ability to internally fund development, exploration and exploitation activities and to service or incur additional debt. This measure should not be considered as an alternative to net cash provided by operating activities as defined by generally accepted accounting principles. A reconciliation of discretionary cash flow to net cash provided by operating activities is shown below for the six and three months ended June 30, 2006 and 2005 and the three months ended March 31, 2006 as follows (in millions):
	Six Months Ended		Three Months Ended
	6/30/06	6/30/05	6/30/06	3/31/06	6/30/05
Net cash provided by operating activities	$84.1	$66.2	$58.8	$25.3	$46.9
Add back: Net increase in current assets	18.6	17.8	16.7	1.9	7.3
Add back: Net decrease (increase) in current liabilities	18.7	(5.4)	(9.6)	28.3	(12.7)
Discretionary cash flow	$121.4	$78.6	$65.9	$55.5	$41.5

Teleconference Call
A conference call will be held Wednesday, August 9, 2006 at 1:30 p.m. Eastern Time (10:30 a.m. Pacific Time). Dial 1-866-825-3354 to participate, using passcode 14675043. International callers may dial 617-213-8063. For a digital replay available until August 23, 2006, dial 1-888-286-8010 (passcode 81527857). Listen live or via replay on the Web at www.bry.com. Transcripts of this and previous calls may be viewed at www.bry.com/tele.htm.
Berry Petroleum Company is a publicly traded independent oil and gas production and exploitation company with its headquarters in Bakersfield, California.

Safe harbor under the “Private Securities Litigation Reform Act of 1995”
Any statements in this news release that are not historical facts are forward-looking statements that involve risks and uncertainties. Words such as “should,” “will,” “achieve,” “appraisal,” “continue,” “target,” “expect,” and forms of those words and others indicate forward-looking statements. Important factors which could affect actual results are discussed in PART 1, Item 1A. Risk Factors of Berry’s 2005 Form 10-K filed with the Securities and Exchange Commission, under the heading “Other Factors Affecting the Company's Business and Financial Results” in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” as updated in PART II, Item 1A. Risk Factors of Berry’s June 30, 2006 Form 10-Q filed on August 9, 2006.

CONDENSED INCOME STATEMENTS
(unaudited) (In thousands, except per share data)

	Three Months		Six Months
	6/30/06	6/30/05 (1)	6/30/06	6/30/05 (1)
Revenues
Sales of oil and gas	$110,641	$80,825	$212,575	$156,196
Sales of electricity	11,715	11,514	26,884	23,970
Interest and other income, net	803	350	1,296	518
Total	123,159	92,689	240,755	180,684
Expenses
Operating costs - oil & gas production	27,074	24,194	52,813	45,086
Operating costs - electricity	10,626	10,923	24,958	24,281
Production taxes	3,373	2,180	6,606	4,695
Exploration costs	1,472	225	3,761	786
Depreciation, depletion & amortization - oil & gas	16,263	9,461	29,359	17,988
Depreciation, depletion & amortization - electricity	807	839	1,701	1,611
General and administrative	7,877	5,204	16,192	10,023
Interest	2,460	1,740	4,038	2,902
Commodity derivatives	(5,563)	-	(736)	-
Dry hole, abandonment & impairment	1,573	601	6,782	2,622
Total	65,962	55,367	145,474	109,994
Income before income taxes	57,197	37,322	95,281	70,690
Provision for income taxes	22,994	12,062	37,827	22,925
Net income	$34,203	$25,260	$57,454	$47,765

Basic net income per share	$.78	$.57	$1.31	$1.08
Diluted net income per share	$.76	$.56	$1.28	$1.06
Dividends per share	$.065	$.060	$.13	$.12

Weighted average common shares:
Basic	44,053	44,134	44,020	44,048
Diluted	44,939	44,902	44,955	44,928

(1) The 2005 earnings per share amounts have been restated to give retroactive effect to the two-for-one stock split that became effective on May 17, 2006.

CONDENSED BALANCE SHEETS
(unaudited) (In thousands)
	6/30/06	12/31/05
Assets
Current assets	$100,845	$74,886
Properties, buildings & equipment, net	784,216	552,984
Other long-term assets	14,934	7,181
	$899,995	$635,051
Liabilities & Shareholders’ Equity
Current liabilities	$162,040	$129,643
Deferred income taxes	59,456	55,804
Long-term debt	249,000	75,000
Other long-term liabilities	93,577	40,394
Shareholders’ equity	335,922	334,210
	$899,995	$635,051

CONDENSED STATEMENTS OF CASH FLOWS
(unaudited) (In thousands)

	Six Months
	6/30/06	6/30/05
Cash flows from operating activities:
Net income	$57,454	$47,765
Depreciation, depletion & amortization (DD&A)	31,060	19,599
Dry hole, abandonment & impairment	6,375	15
Commodity derivatives	(674)	-
Stock-based compensation expense	2,199	969
Deferred income taxes, net	25,068	10,064
Other, net	(64)	179
Net increase in current assets	(18,596)	(17,840)
Net (decrease) increase in current liabilities	(18,726)	5,440

Net cash provided by operating activities	84,096	66,191

Net cash used in investing activities	(271,431)	(164,221)
Net cash provided by financing activities	185,971	90,901

Net (decrease) increase in cash and cash equivalents	(1,364)	(7,129)

Cash and cash equivalents at beginning of year	1,990	16,690

Cash and cash equivalents at end of period	$626	$9,561

COMPARATIVE OPERATING STATISTICS

	Three Months			Six Months
	6/30/06	6/30/05	Change	6/30/06	6/30/05	Change
Oil and gas:
Net production-BOE per day	24,768	22,668	+9%	24,118	22,359	+8%
Per BOE:
Average sales price before hedges	$52.46	$43.67	+20%	$51.08	$42.34	+21%
Average sales price after hedges	49.75	39.32	+27%	48.92	38.62	+27%

Operating costs	12.01	11.73	+2%	12.10	11.14	+9%
Production taxes	1.50	1.06	+42%	1.51	1.16	+30%
Total operating costs	13.51	12.79	+6%	13.61	12.30	+11%

DD&A - oil and gas	7.22	4.50	+60%	6.73	4.40	+53%
General & administrative expenses	3.49	2.52	+38%	3.71	2.48	+50%

Interest expense	$1.09	$.84	+30%	$.92	$.72	+28%

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